Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter Financial Results

—	Autoscope® License cognition (LPR) product revenue grew 18 percent compared to first quarter of 2013
—	Transitioned Polish operations

Saint Paul, Minn., April 30, 2014 — Image Sensing Systems, Inc. (NASDAQ: ISNS), today announced results for its first quarter ended March 31, 2014.

First Quarter Results:

Image Sensing’s 2014 first quarter revenue was $4.3 million, a 6 percent decrease from revenue of $4.6 million in the first quarter of 2013. Revenue from royalties was $2.4 million in the quarter, compared to $2.6 million in the first quarter of 2013. Product sales decreased to $1.9 million in the quarter, a 5 percent decrease from $2.0 million in the first quarter of 2013. First quarter revenue included $1.1 million of worldwide sales for Autoscope® License Plate Recognition (LPR) products, compared to $899,000 in the prior-year period. Autoscope Video product sales and royalties were $137,000 and $2.0 million, respectively, and Autoscope Radar product sales and royalties were $697,000 and $378,000 respectively, in the quarter. Product sales gross margin for the first quarter of 2014 was 37 percent, a sequential increase compared to the product sales gross margin of 16 percent in the fourth quarter of 2013.

The Company’s net loss in the first-quarter was $3.8 million, or $(0.76) per basic share, compared to a net loss of $1.5 million, or $(0.30) per share basis, in the first-quarter of 2013. The first-quarter 2014 net loss includes operating expenses of $6.9 million, a $372,000 increase from the first-quarter of 2013. Included in the 2014 first-quarter are $116,000 of expenses related to the previously disclosed investigation, which is a $1.5 million decrease compared to the first-quarter of 2013.

Additionally, in the first quarter, the Company implemented a plan to close the office in Poland and transition affected customers to other jurisdictions. As a result, $460,000 of restructuring expense was incurred in the first quarter.

Kris Tufto, Image Sensing Systems’ chief executive officer, said, “Overall, first-quarter performance was in line with our expectations. The winter months tend to be our seasonally slowest period and this year was particularly impacted by the severe weather conditions experienced by our customers during the winter months. The geographic sales mix of our product sales also negatively impacted margins when compared to the same period in the prior year.

However, we remain confident in the remainder of 2014. We continue to see a more stable selling environment in both the domestic and international markets that we serve. Product sales gross margins were up on a sequential basis and we expect this trend to continue as we progress through 2014.”

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

On a non-GAAP basis, excluding intangible asset amortization, costs of the investigation, and restructuring expense, for the applicable periods, net operating loss for the first quarter of 2014 was $2.8 million compared to net operating loss of $1.0 million in the first quarter of 2013.

Investigation Matter

As was previously disclosed, the investigation is ongoing and the Company continues to cooperate with authorities. The Company is presently unable to determine the likely outcome or range of loss, if any, or predict with certainty the timeline for resolution of these matters.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 filed in March 2014.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended March 31,
	2014	2013
Revenue
Royalties	$2,424	$2,569
Product sales	1,898	2,045
	4,322	4,614

Cost of revenue	1,205	1,062
Gross profit	3,117	3,552

Operating expenses
Selling, marketing and product support	2,720	2,050
General and administrative	1,372	1,370
Research and development	1,816	1,131
Investigation matter	116	1,609
Amortization of intangible assets	389	341
Restructuring charges	460	—
	6,873	6,501
Loss from operations	(3,756)	(2,949)
Other income (expense)	(1)	2
Loss before income taxes	(3,757)	(2,947)
Income tax expense (benefit)	—	(1,494)
Net loss	$(3,757)	$(1,453)

Basic net loss per share	$(0.76)	$(0.30)
Diluted net loss per share	$(0.76)	$(0.30)

Weighted shares – basic	4,976	4,910
Weighted shares – diluted	4,976	4,910

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$2,930	$3,564
Investments	—	2,639
Receivables, net	4,285	5,252
Inventories	3,371	3,589
Other current assets	1,155	1,414
	11,741	16,458
Property and equipment, net	931	1,025
Other assets	300	300
Deferred taxes	137	139
Intangible assets, net	6,085	6,463
	$19,194	$24,385
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,726	$2,409
Accrued compensation	296	1,202
Warranty and other current liabilities	2,002	1,959
	4,024	5,570
Deferred taxes and other long-term liabilities	296	301
Shareholders’ equity	14,874	18,514
	$19,194	$24,385

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three-Month Period Ended March 31,
	2014	2013
Operating activities
Net loss	$(3,757)	$(1,453)
Adjustments to reconcile net loss to net cash provided by (used in) operations

Depreciation and amortization	542	552
Stock option expense	87	55
Changes in operating assets and liabilities	(107)	607
Net cash used in operating activities	(3,235)	(239)

Investing activities
Sales of investments, net	2,639	316
Purchases of property and equipment, net of disposals	(81)	(117)
Purchase of other investments and intangible assets	—	(457)
Net cash provided by (used in) investing activities	2,558	(258)

Financing activities
Proceeds from exercise of stock options	—	—
Net cash provided by financing activities	—	—

Effect of exchange rate changes on cash	43	(301)

Decrease in cash and cash equivalents	(634)	(798)
Cash and cash equivalents, beginning of year	3,564	8,334
Cash and cash equivalents, end of year	$2,930	$7,536

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Image Sensing Systems, Inc.

Non-GAAP Loss from Operations

(in thousands)

(unaudited)

We define Non-GAAP Loss from Operations as loss from operations before amortization of intangible assets, investigation matter expense, and restructuring expense for the applicable periods. Management believes Non-GAAP Loss from Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of Non-GAAP Loss from Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP Loss from Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Period Ended March 31,
	2014	2013
Loss from operations	$(3,756)	$(2,949)
Amortization of intangible assets	389	341
Investigation matter	116	1,609
Restructuring charges	460	—
Non-GAAP loss from operations	$(2,791)	$(999)

Note – Our calculation of Non-GAAP Loss from Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data. However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.